Exhibit 10.2

Severance Compensation Agreement between Wellesley Bank and Michael W. Dvorak

The purpose of this letter is to document the terms of the severance compensation agreement at Wellesley Bank (The “Bank”) that have been discussed with you. These terms supersede any prior agreement, whether oral or written, with the Bank.

Effective June 20, 2016, your title will be Executive Vice President, Chief Financial Officer. In this position, you are eligible for the severance compensation on the following terms:

Termination without cause absent a change in control. The Bank will continue your base salary (at the rate then in effect) for twenty four (24) months and continue to pay the Bank’s share of your health insurance premiums if you elect COBRA health care continuation coverage.

Termination without cause or voluntary termination if you are not offered a comparable position within 12 months of a change in control. The Bank will continue your base salary (at the rate then in effect) for twenty four (24) months and continue to pay the Bank’s share of your health insurance premiums if you elect COBRA health care continuation coverage.

General Release. As a condition to your receipt of any severance benefit, you will be required to execute a release in a form satisfactory to the Bank.

For purposes of this letter agreement, the terms “cause”, “change in control” and “comparable position” shall have the same meaning as under the Wellesley Bank Employee Severance Compensation Plan dated January 25, 2012 (the “Plan). A copy of the Plan is attached for your reference. If you terminate employment in circumstances not expressly covered by this letter agreement, you will not be eligible for severance.

To confirm our agreement with the foregoing, please sign a copy of this letter and return it to my attention.

Should you have any questions, please call me at your convenience.

Dated: May 23, 2016	/s/ Maureen Sullivan
EVP, Chief Marketing and
Human Resources Officer

Accepted:
/s/ Michael W. Dvorak